                                                                    EXHIBIT 4.8


                           CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES G1 CONVERTIBLE PREFERRED STOCK
                                       OF
                            HARKEN ENERGY CORPORATION


         Harken Energy Corporation, a Delaware corporation, DOES HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of said corporation by virtue of its certificate of incorporation as amended and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), said Board of Directors has duly adopted a resolution at a special meeting of the Board of Directors held on August 25, 2000, providing for the issuance of a series of preferred stock, par value $1.00 per share, designated as Series G1 Convertible Preferred Stock, which resolution reads as follows:

         "RESOLVED, that the Board of Directors (the "BOARD OF DIRECTORS") of Harken Energy Corporation (the "CORPORATION") hereby authorizes the issuance of a series of preferred stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

         Section 1. Designation. The distinctive serial designation of said series shall be "SERIES G1 CONVERTIBLE PREFERRED STOCK" (hereinafter called "SERIES G1 PREFERRED STOCK"). Each share of Series G1 Preferred Stock shall be identical in all respects with all other shares of Series G1 Preferred Stock.

         Section 2. Number of Shares. The number of authorized shares of Series G1 Preferred Stock shall be, in aggregate, 200,000 shares. The number of authorized shares of Series G1 Preferred Stock may be increased or reduced by the Board of Directors of the Corporation by the filing of a certificate pursuant to the provisions of the DGCL stating that the change has been so authorized. When shares of Series G1 Preferred Stock are purchased or otherwise acquired by the Corporation or converted into Common Stock, par value $0.01 per share, of the Corporation (the "COMMON STOCK"), the Corporation shall take all necessary action to cause the shares of Series G1 Preferred Stock so purchased or acquired to be canceled and reverted to authorized but unissued shares of Series G1 Preferred Stock undesignated as to series.

         Section 3. Rank. The Series G1 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) junior to all claims of creditors, including holders of the Corporation's outstanding debt securities, (ii) junior to all obligations of the Corporation's Subsidiaries (as defined in Section 13 below), (iii) senior to all classes of Common Stock and to each other class of preferred stock established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that it ranks junior to the Series G1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "JUNIOR STOCK"), and (iv) on a parity with each other class of preferred stock established or issued hereafter by the Board of Directors of the Corporation the terms of which expressly provide that such class or series shall rank on a parity with the Series G1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "PARITY STOCK"). The Corporation may authorize the issuance of any amount of Parity Stock (which may provide for the payment of dividends in additional shares of Parity Stock in lieu of cash dividends) without the approval of the holders of the Series G1 Preferred Stock.

         Section 4. Dividends.

         (a) The holders of record, as of the Record Date therefor, of the outstanding shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends on the Series G Preferred Stock at an annual rate equal to $8.00 per share (equivalent to 8% of the liquidation preference annually), payable semi-annually in arrears in cash or, at the option of the Corporation, in Freely Tradeable shares of the Corporation's Common Stock. If and when the Corporation shall elect from time to time to pay such dividends in shares of Common Stock, such shares will be valued at $1.25 per share; provided, however, that the Corporation may elect to pay such dividends in shares of the Corporation's Common Stock only if such shares of Common Stock would upon issuance be Freely Tradeable (as defined in Section 13 below) by the Corporation; and, provided further, that (i) if the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, such $1.25 per share valuation shall be proportionately reduced on the day upon which such subdivision becomes effective, and (ii) if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, such $1.25 per share valuation shall be proportionately increased on the day such combination becomes effective. In case the Corporation shall take any action affecting the Common Stock, other than the aforementioned adjustments, which in the Board of Directors would materially adversely affect the conversion right of the holders of the shares of Series G Preferred Stock, such $1.25 valuation may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take such action.

         (b) All dividends shall be cumulative, whether or not earned or declared, and shall accrue from the date of issuance of the Series G1 Preferred Stock and shall be payable semi-annually in arrears, when, as and if declared by the Board of Directors. Such dividends will be payable on December 30 and June 30 of each year (a "DIVIDEND PAYMENT DATE"), commencing on June 30, 2001; provided, however, that if a Dividend Payment Date is not a Stock Exchange Business Day, then the dividend shall be payable on the first immediately succeeding Stock Exchange Business Day. Dividends shall be paid to the holders of record of the Series G1 preferred Stock as their names appear on the stock transfer records of the Corporation on the date designated by the Board of Directors ("RECORD DATE"), provided, however, that such Record Date may not precede the date upon which the resolution fixing the Record Date is adopted, and which Record Date may not be more than sixty (60) days prior to the Dividend Payment Date. The amount of the dividends payable on the Series G1 Preferred Stock for each semi-annual dividend period shall be computed by dividing by two
(2) the annual rate per share set forth in subsection (a) above. Dividends shall be computed on the basis of a 360-day year of twelve 30-day months.

         (c) No dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and a sum in cash or shares of Common Stock sufficient for such payment set apart for such payment on the Series G1 Preferred Stock. If full dividends are not so paid, the Series G1 Preferred Stock shall share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if cumulative dividends have not been paid in full on the Series G1 Preferred Stock in cash or shares of Common Stock; provided, however, that the Corporation may repurchase Junior Stock (i) in the open market from time to time as and to the fullest extent permitted by Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (240 C.F.R. ss. 10b-18), or corresponding rule from time to time in effect, and (ii) in a private purchase or in an "issuer tender offer" as defined in Rule 13e-4 under the Exchange Act from time to time so long as such repurchases do not exceed ten percent (10%) of the then outstanding shares of Junior Stock. Dividends on account of arrears for any past dividend period may be declared and paid at any time without reference to any regular Dividend Payment Date, to holders of record on a date not more than forty-five (45) calendar days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation. No interest shall be payable with respect to any dividend payment that may be in arrears. Except as provided above, so long as any shares of the Series G1 Preferred Stock are outstanding, the Corporation shall not make payment on account of the purchase or other retirement of any Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Parity Stock, Junior Stock or any warrants, rights, calls or options unless full cumulative dividends determined to be in accordance herewith on the Series G1 Preferred Stock have been paid (or are deemed paid) in full.

         (d) All dividends payable on the Series G1 Preferred Stock shall be paid net of withholding tax, if any, under all applicable laws (including applicable income tax treaties). The Corporation will, subject to certain exceptions and limitations set forth below, pay, as additional dividends, such additional amounts (the "ADDITIONAL AMOUNTS") to the holder of any Series G1 Preferred Stock as may be necessary in order that every net payment of the principal or dividends on such Series G1 Preferred Stock, after withholding for or on account of any present or future tax, duty, assessment or governmental charge imposed or levied upon or as a result of such payment by or on behalf of the United States (or any political subdivision, authority or agency thereof or therein having the power to tax) (collectively, "TAXES"), will not be less than the amount such holder would have received if such Taxes had not been withheld, provided that no Additional Amounts will be payable with respect to a payment which is subject to such Taxes by reason of such holder being connected with the United States (or any political subdivision thereof) otherwise than by the mere holding of the Series G1 Preferred Stock or the receipt of payments made under or with respect to the Series G1 Preferred Stock. In addition, the Corporation will indemnify and hold harmless each holder of the Series G1 Preferred Stock (subject to the exclusion set forth above) and will, upon written request of each holder (subject to the exclusion set forth above), and provide that reasonable supporting documentation is provided, reimburse each other holder for the amount of any Taxes levied or imposed by the United States and paid by or on behalf of the holder as a result of payments made under or with respect to the Series G1 Preferred Stock. Any payment made pursuant to this paragraph shall be considered and Additional Amount. If the Corporation becomes generally subject at any time to any taxing jurisdiction other than or in addition to the United States, references in this Certificate of Designations to the United States shall be read and construed as reference to the United States and/or such other jurisdiction.

         Section 5.  Preference on Liquidation.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series G1 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders, the liquidation preference of $100.00 per share of Series G1 Preferred Stock, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date, or if such event is prior to the first Dividend Payment Date, from the Closing Date, to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, any class of common stock of the Corporation.

         (b) If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series G1 Preferred Stock and all Parity Stock are not paid in full, then the assets of the Corporation available for distribution among the holders of the Series G1 Preferred Stock and any Parity Stock shall bear to each other the same ratio that the full amounts payable on liquidation, dissolution or winding-up of the Corporation to the holders of shares of Series G1 Preferred Stock and any Parity Stock bear to each other.

         (c) After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series G1 Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

         (d) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consolidation) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more entities shall be deemed to be or constitute a liquidation, dissolution or winding-up of the Corporation.

         (e) Notice of any payment to the holders of Series G1 Preferred Stock as a result of the liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given not more than sixty (60) but not less than thirty (30) days prior to any payment date stated therein, to the holders of shares of Series G1 Preferred Stock as provided in Section 11 herein.

         Section 6. Voting. The holders of Series G1 Preferred Stock shall have no voting rights except as required by law. In exercising any voting rights, each outstanding share of Series G1 Preferred Stock shall be entitled to one vote.

         Section 7.  Holder Conversion Rights.

         (a) Each holder of shares of Series G1 Preferred Stock shall have the right ("CONVERSION RIGHT"), subject as provided herein and to any applicable laws and regulations, at any time and from time to time at the holder's option to convert each share of Series G1 Preferred Stock into shares of Common Stock at the conversion price (subject to adjustment as described in Section 8 below) of $1.25 per share of underlying Common Stock (the "CONVERSION PRICE") for each $100.00 liquidation value per share of Series G1 Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G1 Preferred Stock delivered for conversion as specified herein (including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date to the date of such conversion, or, if such conversion is prior to the first Dividend Payment Date, from the Closing Date to the date of such conversion); provided, however, that the Corporation may, at its sole discretion, pay any or all of such accrued and unpaid dividends in cash. Subject to the provisions of the DGCL, no fractional shares of Common Stock shall be issued upon conversions but, the number of shares shall be rounded up or down to the nearest whole number.

         (b) If the Corporation elects to pay any accrued and unpaid dividends in cash, the amount of any such accrued and unpaid dividends shall be promptly sent to the holder thereof by means of check or other means provided by the Corporation after the receipt of the notice and funds, if any, referred to in Sections 7(d) and 7(e) below.

         (c) As promptly as practicable after the surrender of certificates for shares of the Series G1 Preferred Stock for conversion and the receipt of the notice and funds, if any, as described in Sections 7(d) and 7(e) below, the Corporation shall issue and shall deliver to such holder, or on such holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of the Series G1 Preferred Stock in accordance with the provisions of this Section 7, together with certificates representing the number of shares of Common Stock in payment of any accrued but unpaid dividends if the Corporation elects to pay such dividends in Common Stock. Each conversion with respect to such shares of the Series G1 Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of the Series G1 Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such Common Stock upon that date.

         (d) In order to exercise the conversion right, the holder of each share of Series G1 Preferred Stock to be converted shall surrender that certificate representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent for the Series G1 Preferred Stock and shall give written notice to the Corporation in the form of Exhibit A attached hereto. Such notice shall also state the name or names (with address) in which the shares of Common Stock which shall be issuable upon such conversion shall be issued. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of the Series G1 Preferred Stock is registered, be duly endorsed by, or accompanied by, instruments of transfer (in each case, in form reasonably satisfactory to the Corporation), duly executed by the holder or such holder's duly authorized attorney-in-fact.

         (e) If a holder converts shares of the Series G1 Preferred Stock, the Corporation shall pay any and all documentary, stamp or similar issue or transfer tax payable in respect of the issue or delivery of the shares of the Series G1 Preferred Stock (or any other securities issued on account thereof pursuant hereto) or Common Stock upon the conversion; provided, however, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued at the request of the holder in a name other than the name of the holder. In the event that the shares are to be issued in a name other than that of the holder, the holder shall provide funds necessary to pay any and all of the foregoing taxes, if any shall be applicable.

         (f) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series G1 Preferred Stock, but in no event shall the Corporation be required to reserve sufficient shares of Common Stock to permit the conversion of any accrued and unpaid dividends on the Series G1 Preferred Stock. The Corporation shall from time to time, in accordance with the DGCL, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series G1 Preferred Stock at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series G1 Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation shall in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock delivered upon conversion of the shares of the Series G1 Preferred Stock will, upon delivery, be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof.

         Section 8.  Conversion Price Adjustments.

         (a) Subdivision of Common Stock. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (b) Certificate of Adjustment and Notice. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series G1 Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price be given to the holders of shares of the Series G1 Preferred Stock as provided in Section 11 herein.

         (c) Adjustment in Conversion Price in Case of Certain Events. In case the Corporation shall take any action affecting the Common Stock, other than actions described in Section 7 or this Section 8, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the holders of the shares of the Series G1 Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

         (d) Registration of Conversion Shares. The Corporation shall file a registration statement on Form S-3 (or such other form as the Corporation may determine is appropriate) with respect to the Conversion Shares at the earliest practicable date, but in any event prior to 90 days following the receipt by the Company of the first notice of conversion from a holder of Series G1 Preferred Stock in respect of all the Common Stock that may be issuable at any time upon the conversion of any of the Series G1 Preferred Stock ("CONVERSION SHARES"). The Corporation shall use its best efforts to cause the Commission to declare such registration statement (and any necessary amendments thereto) effective. The Corporation shall also use its best efforts to maintain the effectiveness of such registration statement, and to refile such a registration statement from time to time in the event its effectiveness lapses, until all Conversion Shares either issued or that may be issued are Freely Tradeable (as defined in Section 13 below) in the United States.

         Section 9. Mandatory Conversion by Corporation.

         (a) At any time after the earlier of (i) the registration statement referred to in subsection (d) above has been declared effective, or (ii) the Conversion Shares are Freely Tradeable, the Corporation may, at its option, cause all of the outstanding Series G Preferred Stock to be converted into shares of Common Stock, in accordance with Section 9(b), at any time and from time to time, if the average of the Market Prices of the Common Stock over the Stock Exchange Business Days in any twenty (20) consecutive calendar day period ending not more than five (5) days prior to the giving of the notice referred to below equaled or exceeded the Target Price (as defined below).

         The "TARGET PRICE" shall initially equal the Conversion Price multiplied by 110%. On the first day following the first anniversary of the Closing Date, the Target Price shall be reduced to an amount equal to (x) the Conversion Price less $0.10 (the "ADJUSTED CONVERSION PRICE") multiplied by (y) 110%. On the first day following each anniversary of the Closing Date thereafter, the Target Price shall be reduced to an amount equal to (x) the Adjusted Conversion Price then in effect less $0.10 multiplied by (y) 110%. Notwithstanding the preceding, (i) if the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, such $0.10 amount described in the preceding two sentences shall be proportionately reduced on the day upon which such subdivision becomes effective, and (ii) if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, such $0.10 amount described in the preceding two sentences shall be proportionately increased on the day such combination becomes effective. In case the Corporation shall take any action affecting the Common Stock, other than the aforementioned adjustments, which in the Board of Directors would materially adversely affect the conversion right of the holders of the shares of Series G Preferred Stock, such $1.25 valuation may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take such action. In no event shall the Target Price be less than $0.81; provided, however, that (A) if the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, such $0.81 amount shall be proportionately reduced on the day upon which such subdivision becomes effective, and (ii) if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, such $0.81 amount shall be proportionately increased on the day such combination becomes effective. By way of example only, the initial Target Price shall be $1.375 (or $1.25 - $0 x 110%), and on the first day following the first anniversary of the Closing Date, the Target Price shall be $1.265 (or ($1.25 - $0.10) x 110%), and on the first day following the second anniversary of the Closing Date, the Target Price shall be $1.155 (or ($1.15 - $0.10) x 110%).

         (b) Each share of Series G1 Preferred Stock shall be converted into a number of shares of Common Stock equal to: (x) each $100.00 liquidation value per share of Series G1 Preferred Stock plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G1 Preferred Stock (including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date, or if such conversion is prior to the first Dividend Payment Date, from the Closing Date, to the date of such conversion) divided by
(y) the Conversion Price.

         Notwithstanding the preceding, the Corporation may, at its sole discretion, pay any or all of the accrued and unpaid dividends in cash. Subject to the provisions of the DGCL, no fractional shares of Common Stock shall be issued the optional conversion but, the number of shares shall be rounded up or down to the nearest whole number. The amount of any accrued and unpaid dividends that the Corporation elects to pay in cash shall be promptly sent to the holder thereof by means of check or other means provided by the Corporation.

         (c) The Corporation shall give thirty (30) days notice as provided in
Section 11 hereof of its intent to convert in accordance with this Section 9 no later than thirty (30) calendar days from the end of the twenty (20) day period described above. Upon the giving of the notice referred to above, the Corporation shall be bound to convert the Series G1 Preferred Stock as to which notice has been provided. During the 30 day notice period, holders of the Series G1 Preferred Stock will retain their right to convert their shares of Series G1 Preferred Stock in accordance with Section 7 above.

         Section 10. Optional Redemption by Corporation.

         (a) Optional Redemption. In addition to its right to redeem the Series G1 Preferred Stock as provided in Section 9 above, the Corporation shall have the option to redeem the Series G1 Preferred Stock in whole or in part in cash at any time, and from time to time, unless the holder thereof shall have converted such stock into Common Stock pursuant to Section 7 prior to the date of redemption hereof, at a redemption price ("REDEMPTION PRICE") equal to (i) $100.00 per share and (ii) accrued and unpaid dividends (whether or not declared), such dividends being payable in cash or Freely Tradeable Common Stock (including an amount equal to a prorated dividend from the immediately preceding Dividend Payment Date, or if such conversion is prior to the first Dividend Payment Date, from the Closing Date, to the redemption date).

         (b)      Procedures for Redemption.

                  (i) In case of redemption of less than all shares of Series G1 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, at random, or by lot or a method that complies with the requirements of any national stock exchange on which Series G1 Preferred Stock is listed as determined by the Board of Directors in its sole discretion.

                  (ii) Notice of any redemption shall be given as provided in
         Section 11 by or on behalf of the Corporation not more less than thirty
         (30) days prior to the date of redemption hereof; provided, however, that such notice of redemption may be a conditional notice of redemption which may condition the redemption upon making the redemption subject to the prior conversion of the Series G1 Preferred Stock before the redemption date; and provided further, that no failure to give such notice or any defect therein or in the transmission or mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series G1 Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: such redemption is being made pursuant to the optional redemption provisions hereof; the date of redemption; the Redemption Price; the number of shares of Series G1 Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed; the number of such shares to be redeemed; the place or places where certificates for such issued shares are to be surrendered for payment of the Redemption Price; and that dividends on the shares to be redeemed shall cease to accrue on the date of redemption. Upon the expiry of the notice so given, except with respect to the conditions specified above, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

                  (iii) If notice has been given in accordance with Section 10(b)(ii) above and provided that on or before the date of redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the date of redemption, dividends on the shares of the Series G1 Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series G1 Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any issued shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price by mailing a check to such holder's last registered address listed on the stock transfer records of the Corporation, or as otherwise agreed by the holders of Series G1 Preferred Stock and the Corporation. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (iv) Any funds deposited with a bank or trust corporation for the purpose of redeeming Series G1 Preferred Stock shall be irrevocable except that: the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series G1 Preferred Stock entitled thereto at the expiration of two years from the applicable date of redemption shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                  (v) No Series G1 Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

                  (vi) Holders of Series G1 Preferred Stock shall retain the conversion rights described in Section 7 hereof until the date of any redemption of the shares of Series G1 Preferred Stock in accordance with this Section 10.

         (c) Redemption by Conversion. In addition to the rights of conversion pursuant to Section 9 hereof, on or after June 1, 2004, the Corporation may further elect, in any six (6) month period, to redeem up to 50% of the outstanding Series G1 Preferred Stock in accordance with this Section 10(c) by requiring their redemption on thirty (30) days notice pursuant to the terms of this Section 10(c) (the "REDEMPTION BY CONVERSION OPTION"). The redemption price for purposes of this Section 10(c) shall be equal to the average Market Price of the Common Stock during the twenty (20) consecutive Stock Exchange Business Days ending not more than five (5) Stock Exchange Business days prior to the date notice is given by the Corporation concerning its exercise of this Redemption by Conversion Option, subject to appropriate adjustments to account for the effects of dividends, distributions, stock splits, recapitalizations and similar events. If the Market Capitalization of the Corporation is less than $300 million on the date the notice by the Corporation of its exercise of this Redemption by Conversion Option is given, then each share of Series G1 Preferred Stock will be redeemed for the number of shares of Common Stock equal to 110% of the $100.00 liquidation value per share (the "REDEMPTION Value") divided by the redemption price. If the Market Capitalization of the Corporation is $300 million or more on the date the notice by the Corporation of its exercise of this Redemption by Conversion Option is given, then each share of Series G1 Preferred Stock will be redeemed for the number of shares of Common Stock equal to 105% of the Redemption Value divided by the redemption price. The amount of the accrued and unpaid dividends (whether or not earned or declared) accrued by the Series G1 Preferred Stock delivered for redemption as specified above (computed to the end of the day the Series G1 Preferred Stock is so redeemed) shall be sent to the holder thereof by means of check or other means established by the Corporation, if the dividend is in cash, or if the dividend is in shares of Common Stock, each as determined by the Corporation, by such means as selected by the Corporation.

         Section 11. Notice. Where this Certificate of Designations provides for notice of any event to the holders of the Series G1 Preferred Stock by the Corporation or any other Person, such notice shall be sufficiently given (unless otherwise herein specifically provided) if published in the Authorized Newspapers.

         Section 12. General Provisions Relating to the Series G1 Preferred
Stock.

         (a) Form. The Series G1 Preferred Stock shall be issued in fully registered form in the form satisfactory to the Corporation.

         (b) Compliance with United States Securities Laws. Nothing contained herein shall be deemed to authorize any transfers of certificates of the Series G1 Preferred Stock otherwise than accordance with the Securities Act. Neither the Corporation or its transfer agent shall recognize or give effect to any attempt to transfer (by book entry or otherwise) or convert any Series G1 Preferred Stock or any interest therein in violation of either the Securities Act. The certificates representing the Series G1 Preferred Stock and the Conversion shares shall bear restrictive legends thereon recommend by legal counsel for the Corporation regarding the restrictions on the transferability thereof to ensure compliance the Securities Act until the Series G1 Preferred Stock and/or the Conversion shares, as the case may be become Freely Tradeable.

         Section 13. Certain Definitions.

         "Alternative Stock Exchange" means any other national or regional stock exchange or quotation service such as the Nasdaq Market System or any similar quotation service maintained by the National Quotation Bureau or any successor thereto.

         "Authorized Newspapers" means the Luxembourg Wort of Luxembourg and The Financial Times (European Edition) of London, England. If either such newspaper shall cease to be published, the Corporation shall substitute for it another newspaper in Europe, customarily published at least once a day for at least five (5) days in each calendar week, of general circulation. If, because of temporary suspension of publication or general circulation of either such newspaper or for any other reason, it is impossible or, in the opinion of the Corporation, impracticable to make any publication of any notice required by this Certificate of Designations in the manner herein provided, such publication or other notice in lieu thereof which is made by the Corporation in the exercise of its reasonable discretion shall constitute a sufficient publication of such notice.

         "Capital Stock" of any Person means the Common Stock or preferred stock of such Person. Unless otherwise stated herein or the context otherwise requires, "Capital Stock" means Capital Stock of the Corporation

         "Closing Date" means the date of which the Series G1 Preferred Stock is sold to the holders thereof.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock Valuation Method" has the meaning given to it in Section 4(a) hereof.

         "Conversion Agent" means any Person (including the Corporation acting as Conversion Agent) authorized by the Corporation to effect conversions of the Series G1 Preferred Stock on behalf of the Corporation.

         "Dividend Payment Date" has the meaning given to it in Section 4(b) hereof.

         "Freely Tradeable" means, with respect to the Common Stock issuable upon the conversion of or the payment of a dividend upon the Series G1 Preferred Stock, that under the Securities Act the holders thereof may then offer and sell any amount of such outstanding securities to the public in the United States in transactions that are not brokers' transactions (as defined in the Securities
Act) either (i) pursuant to an effective registration statement then in effect or (ii) pursuant to Rule 144(k). For purposes of determining whether such securities are Freely Tradeable, it shall be assumed that no affiliate of the issuer has ever held such securities from and after their issuance.

         "Group" means the Corporation and all its Principal Subsidiaries.

         "Market Capitalization" means, on any date, the average, over the thirty (30) calendar day period commencing thirty-five (35) calendar days prior to such date, of the product of the Market Price of the Common Stock and the number of shares of Common Stock of the Corporation issued and outstanding on such date; provided, however, that appropriate adjustments shall be made to the Market Prices and number of shares used in determining such Market Capitalization to account fairly for the effect of dividends payable in equity securities of the Corporation or any other Person, spin-offs of subsidiaries, mergers in which the Corporation or a Principal Subsidiary is a constituent party, and similar events.

         "Market Price" means the closing sales price on the American Stock Exchange or any Alternative Stock Exchange on any Stock Exchange Business Day.

         "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Principal Subsidiary" means a Subsidiary of either the Corporation or any Principal Subsidiary:

         (a) whose gross assets represent 10 percent or more of the consolidated gross assets of the Group as calculated by reference to the then latest audited financial statements of the Group; or

         (b) to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Corporation which immediately prior to such transfer is a Principal Subsidiary, whereupon the transferor Subsidiary shall immediately cease to be a Principal Subsidiary and the transferee Subsidiary shall cease to be a

Principal Subsidiary under the provisions of this sub-paragraph (b) (but without prejudice to the provisions of sub-paragraph (a) above), upon publication of its next audited financial statements.

         "Property" means any kind of property or asset, whether real, personal, mixed, or tangible or intangible, and any interest therein.

         "Securities Act" means the United States Securities Act of 193 as in effect on the date of the filing of this Certificate with the Secretary of State of Delaware or as such act may hereafter be amended.

         "Series G1 Preferred Stock" means the Corporation's Series G1 Convertible Preferred Stock, $1.00 par value.

         "Stock Exchange Business Day" means as any day (other than a Saturday or Sunday) on which the American Stock Exchange or the Alternative Stock Exchange, as the case may be, is open for business.

         "Subsidiary" of any Person means any Corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such Corporation (irrespective of whether or not at the time stock of any other class or classes of such Corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of the Corporation or one or more of its Subsidiaries."

                                    * * * * *

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Assistant Secretary this 19th day of October, 2000.


                                          HARKEN ENERGY CORPORATION,
                                          a Delaware corporation



                                          By:  /s/ Karen Kerr-Johnson
                                               -----------------------------
                                          Name:  Karen Kerr-Johnson
                                          Title:  Assistant Secretary

                                    EXHIBIT A

                              NOTICE OF CONVERSION


To:      Harken Energy Corporation

To:      [Conversion Agent]

                  The undersigned holder of the Series G1 Convertible Preferred Stock, par value U.S. $1.00 (the "PREFERRED STOCK") of Harken Energy Corporation (the "CORPORATION") in the aggregate liquidation preference value of U.S. $100.00 irrevocably exercises the option to convert [INSERT NUMBER] shares of Preferred Stock into shares of Common Stock of the Corporation, par value U.S. $0.01 (the "COMMON STOCK"), in accordance with the terms of the Certificate of Designations relating to the issuance by the Corporation of the Preferred Stock and directs that the Common Stock issuable and deliverable upon such conversion be issued and delivered to the undersigned in the name and at the address set forth below.

                  If the Common Stock is not Freely Tradeable at the date hereof, the undersigned holder hereby certifies to the Corporation that it:

                  (1)(a) is an "accredited investor" (as defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT")), or (b) is acquiring the Common Stock in a transaction exempt from the registration requirements of the Securities Act; and

                  (2) acknowledges that the Common Stock has not been registered under the Securities Act and are "restricted securities" within the meaning of the Securities Act; and

                  (3) understands and agrees that if within two years after the date of the original issuance of the Preferred Stock or within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Corporation, upon conversion thereof the Common Stock may be resold, pledged, or transferred only (i) to the Corporation, (ii) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities law of any state of the United States; and

                  (4) it understands that the certificates representing the Common Stock will bear a restrictive legend describing the foregoing restriction on transfer, unless otherwise agreed by the Corporation.

                  If the Common Stock is to be issued in the name of a person other than the undersigned or a nominee of the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith a certificate in proper form that the applicable restrictions on transfer have been complied with.

                  All terms not otherwise defined herein shall have the respective meanings set forth in the Certificate of Designations relating to the Preferred Stock.


                                     * * * *

DATE:                                        ----------------------------------
      ----------------------------------     Name of Holder



                                             ----------------------------------
                                             Signature(s) of Holder


Address for Delivery of Shares:
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                                             ----------------------------------
                                             ----------------------------------



Name for Registration of Shares (if
different than Holder):
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